CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                             STG INTERNATIONAL, INC.

                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the Corporation") is STG INTERNATIONAL, INC.

                  2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Articles FIRST and FOURTH thereof and by substituting in lieu of said Articles the following new Articles First and
Fourth:

                           "FIRST:  The name of the Corporation is Soulfood
                  Concepts, Inc. (hereinafter called the "Corporation")."

                           "FOURTH: The total number of shares of stock which
                  the Corporation shall have authority to issue is 14,500,000 shares of common stock, having a par value of $.003 per share and 500,000 shares of preferred stock having a par value of $.003 per share.

                           The holders of common stock (i) have equal ratable
                  rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Corporation; (ii) are entitled to share ratably in all of the assets of the Corporation available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Corporation; (iii) do not have preemptive, subscription, conversion, option, or other preferential rights, and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders.

                           There is hereby expressly vested in the Board of
                  Directors the authority to fix in the resolution or resolutions providing for the issue of each series of such preferred stock, the voting power and the designations, preferences and relative, participating, operational or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated."


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                  3. The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not been consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

Signed and attested to on November 6, 1996.

                                                /s/ Brian Hinchcliffe
                                                -------------------------------
                                                Brian Hinchcliffe, President

Attest:

/s/ Andre Suite

Andre Suite, Secretary